Exhibit 19

Sonoma pharmaceuticals, INC.

Policy as to Trades in the Company’s Securities by Company Personnel

and

Treatment of Confidential Information

As amended on December 20, 2023

Purpose

Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness of the U.S. securities markets. The securities laws are continually reviewed and amended to prevent people from taking unfair advantage and to increase the punishment for those who do. These laws require publicly-traded companies to have clear policies on insider trading. If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by Company personnel, the consequences could be severe.

In addition, we are adopting this Policy as to Trades in the Company’s Securities by Company Personnel and Treatment of Confidential Information (the “Insider Trading Policy”) to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just so-called insiders). We have all worked hard to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

The Consequences

The consequences of insider trading violations can be substantial:

For individuals who trade on inside information (or tip information to others):

•	A jail term of up to 20 years;

•	A civil penalty of up to three times the profit gained or loss avoided; and

•	A criminal fine (no matter how small the profit) of up to $5 million.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•	A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and

•	A criminal penalty of up to $25 million.

Further, if an employee violates the Company’s insider trading policy, Company imposed sanctions, including dismissal for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career. Finally, remember that there are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits.

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Our Policy

No Trading on the Basis of Material Non-Public Information

If a member of the Board of Directors, officer or any employee has material non-public information (often referred to as “insider information”) relating to our Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers, collaborators, partners or suppliers, obtained in the course of employment at the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

What is Material Information?

Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities of the Company. In short, “material information” includes any information that reasonably could affect the price of our securities. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business.

Examples: Common examples of information that will frequently be regarded as material are:

-	projections of future earnings or losses;

-	news of a possible merger, acquisition or tender offer;

-	significant new products or delays in new product introduction or development;

-	the results of clinical trials (positive or negative) or research efforts;

-	a change in reimbursement policy (positive or negative) by a significant third-party payor;

-	plans to raise additional capital through stock sales or otherwise;

-	the gain or loss of a significant collaborator or supplier;

-	significant regulatory actions concerning products;

-	discoveries, or grants or allowances or disallowances of patents;

-	changes in management;

-	news of a significant sale of assets;

-	impending bankruptcy or financial liquidity problems; and

-	changes in dividend policies or the declaration of a stock split.

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Twenty-Twenty Hindsight

Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members

The same restrictions apply to your family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household.

Do Not Pass Information to Others

Whether the information is proprietary information about our Company or information that could have an impact on our stock price, employees must not pass the information on to others. It is illegal to advise others to trade on the basis of undisclosed material information. Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed inside information — and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions.

When Information is Public

As you can appreciate, it is also improper for any employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under the heading “Trading Blackouts.” To avoid the appearance of impropriety, as a general rule, you should not engage in any transaction until at least one full trading day has passed following the release of the information. Thus, if an announcement were made after the market close on a Monday, Wednesday generally would be the first day on which you would be able to trade. If an announcement were made after the market close on a Friday, Tuesday generally would be the first eligible trading day.

Pre-Clearance of Trades

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development), all officers and certain employees in a position to have access to material non-public information are subject to pre-clearance in writing by our General Counsel, of all transactions in Company securities (acquisitions, dispositions, transfers, etc.). You must submit a written request for pre-clearance of a transaction no later than three business days before the proposed date of execution of the transaction. You will be notified if you are one of the specified employees subject to this policy. Pre-clearance is subject to a five business day expiration and must be renewed by the applicant after five business days to be valid.

Pre-clearance does not relieve anyone of their responsibility under SEC rules. All employees, whether subject to pre-clearance or not, are responsible for adherence to this Insider Trading Policy, including, but not limited to: not trading on insider information; not trading during trading blackout periods; not trading for two full trading days after earnings announcements; and not trading in securities on a short-term basis. Employees normally not subject to pre-clearance are still responsible for written pre-clearance for the sale of stock purchased in the open market and that has been owned less than six months. If any employee is in doubt of whether or not pre-clearance is required, the employee should inquire with our General Counsel or obtain pre-clearance as a cautionary measure.

Members of the Board of Directors must give our General Counsel notice of their intention to initiate a transaction prior to doing so.

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Trading Blackouts

From time to time, the Company may require that members of the Board of Directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during that period and should not disclose to others the fact that they have been suspended from trading. The Company will also require the following mandatory trading blackouts:

•	Earnings Trading Blackouts – All members of the Board of Directors, officers, and designated employees will be subject to a stock trading blackout period beginning at the end of a fiscal quarter until two full trading days have passed after earnings for that quarter are released.

Of course, no trading should be done at any time that a member of the Board of Directors, officer or employee is actually aware of a major undisclosed corporate development.

Options

Cash exercise of options currently can be done at any time. This policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. Same day sales and exercises of options are subject to trading windows, as are any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Exception for Approved 10b5-1 Plans

Trades by members of the Board of Directors, officers or employees in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading Policy or to the restrictions set forth above relating to pre-clearance (or, in the case of Board members, prior notification) procedures and blackout periods.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This Insider Trading Policy permits individuals to adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including the exercise of options. Trading Plans are to be implemented only during open windows and when the individual is not aware of any material non-public information.

Any Trading Plan must comply with SEC Rule 10b5-1 and be approved in writing in advance by our General Counsel, and the establishment of such a Trading Plan with respect to an individual may be publicly announced by the Company.

Establishing a Trading Plan does not exempt individuals from complying with the Section 16 six-month short swing profit rules or liability.

Revocation/Amendments to Plans

An individual may revoke his or her Trading Plan at any time. Revocation is effected upon written notice to the broker. However, if the individual terminates the Trading Plan after the first option exercise or stock sale, then the individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until six months after termination of the Trading Plan.

Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The General Counsel or any stock administrator of the Company is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

Amendments to Trading Plans will not be allowed once the Trading Plan is in place.

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Post-Termination Transactions

This policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material non-public information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

Additional Prohibited Transactions

We believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company securities. We believe that this trading can reflect badly on the Company and that Company personnel should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. Accordingly, it is the Company’s policy that members of the Board of Directors, officers and employees should not engage in any of the following activities with respect to securities of the Company:

•	Director and officer cashless exercise – In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, the Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers of the Company. Directors and officers of the Company may only utilize the cashless exercise feature of their options if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the option settles. Under a T+2 cashless exercise, a stock broker, the issuer, and the transfer agent of the issuer work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Any employee who has any questions about cashless exercises may obtain additional guidance from our General Counsel.

•	Director and officer trading during pension and 401(k) plan blackout periods – In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, directors and officers of the Company are prohibited from trading Company securities during pension and 401(k) plan blackouts, if any.

•	Trading in securities on a short-term basis — As a general rule, any Company securities purchased in the open market (i.e., not including stock purchased upon exercise of an employee stock option) should be held for a minimum of six months and ideally longer. The top executives and members of the Board of Directors of the Company are already subject to the SEC’s “short-swing” profit rule, which penalizes sales and purchases inside of any six-month period. Any employee who wishes to sell Company securities that were purchased in the open market and that has been owned less than six months must obtain prior written clearance from our General Counsel. You must submit a written request for pre-clearance of a transaction no later than three business days before the proposed date of execution of the transaction.

•	Purchases of Company securities on margin — This means borrowing from a brokerage firm, bank or other entity in order to buy Company securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).

•	Short sales of Company securities — This involves selling Company securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction.

•	Buying or selling puts or calls on Company securities — This includes options trading on any of the stock exchanges or futures exchanges.

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Confidential Information and Communications with the Media

Unauthorized disclosure of internal information relating to the Company (including information regarding products, the Company’s suppliers or customers) could cause competitive harm to the Company and in some cases could result in liability for the Company.

Unauthorized Disclosure

Company personnel should not disclose internal information about the Company to anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, Company employees are prohibited from posting internal information about the Company on a “bulletin board” on the Internet or communicating about the Company and its business in Internet-based “chat” rooms.

Communications With the Media, Securities Analysts And Investors

Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst or an investor, you should refer the inquiry to our General Counsel.

Safeguarding Confidential Information

Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents.

Rumors

Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon rumors. Individual employees should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to our General Counsel.

Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from our Chief Financial Officer.

Remember, however, the ultimate responsibility for adhering to this Insider Trading Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Modifications

This Insider Trading Policy has been approved by the Company's Board of Directors. Officers of the Company may, from time to time, make non-substantive modifications to this Insider Trading Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) without prior approval of the Company’s Board of Directors.

Acknowledgements

All employees will be required to acknowledge their understanding of, and an intent to comply with, this Insider Trading Policy

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ACKNOWLEDGMENT

I have received and read a copy of the Sonoma Pharmaceuticals Policy as to Trades in the Company’s Securities by Company Personnel and Treatment of Confidential Information (“Insider Trading Policy”) and I understand and agree to comply with the specific requirements of the Insider Trading Policy.

Signed:

Printed Name:

Date:

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